Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Numbers 333-197343, 333-194976 and 333-194967) and on Form S-8 (333-121051, 333-149838 and 333-182477) of our report dated August 22, 2014 with respect to the consolidated statements of revenues and certain expenses of GPT GIG BOA Portfolio Holdings LLC, included in this Current Report on Form 8-K/A of Gramercy Property Trust Inc. filed with the Securities and Exchange Commission on August 22, 2014.

/s/ Ernst & Young LLP

New York, New York

August 22, 2014